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   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Accounting and Actuarial Experts" in the Prospectus and "Other Service Providers and Experts" in the Statement of Additional Information included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-111383) of John Hancock Variable Life Account UV.

We also consent to the inclusion of our report dated February 6, 2004 on the financial statements included in the Annual Report of the John Hancock Variable Life Account UV and our report dated February 25, 2004 on the consolidated financial statements and schedules included in the Annual Report of John Hancock Life Insurance Company for the period ended December 31, 2003.

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
August 18, 2004